News Release

Weakness in European Markets,
Higher Energy and Material Prices
Dampen Milacron’s Second-Half Results
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Company Taking Measures to Improve Profitability

CINCINNATI, OHIO, September 28, 2005...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, said that, due to adverse market conditions, it expects third-quarter sales and earnings to be slightly below the range of guidance last issued on August 1. Assuming current market conditions persist, the company now projects sales and earnings for the year also to come in slightly below the previous guidance. In response, Milacron is initiating a consolidation plan involving several manufacturing operations within its plastics technologies segments in both Europe and North America.

“The plastics machinery and processing industries, as well as most industrial manufacturers, are feeling the negative impact of higher energy and material prices,” said Ronald D. Brown, chairman, president and chief executive officer. “While our North American machinery businesses continue to show solid year-over-year growth, further increases in oil and related resin prices have caused many plastics processors to defer anticipated machinery purchases. In addition, we continue to suffer from ongoing softness in markets served by our European plastics technologies operations. In light of these conditions, we are taking significant measures to cut costs and return Milacron to sustained profitability.”

Earnings Release and Conference Call Date Set
Milacron will release its third-quarter results on Friday, November 4, before the market opens and will hold an open investor conference call that afternoon at 1 p.m. ET. The call can be accessed live at www.milacron.com. The dial-in number for those interested in asking questions is 913-981-4900.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre 513-487-5918

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